Exhibit 99.1

News

CONTACTS:	FOR IMMEDIATE RELEASE

Media

Investors

Robert W. Stewart

Josh Hirsberg

702.699.5043

702.699.5269

stewartr@caesars.com	hirsbergj@caesars.com

Caesars Entertainment CFO Harry Hagerty resigns

Caesars names SVP and Controller Wesley Allison as interim CFO

LAS VEGAS, May 11, 2004 – Caesars Entertainment, Inc. (NYSE: CZR) announced today that Executive Vice President and Chief Financial Officer Harry C. Hagerty has submitted his resignation, effective May 12.

The company named Senior Vice President and Controller Wesley D. Allison as interim CFO. Hagerty will be available to consult on financial matters during a transitional period that is scheduled to end on May 31.

“In his more than two years at Caesars, Harry has made significant contributions to the company, especially in the areas of cutting costs and pushing our properties to work more efficiently. In addition, he helped us complete more than $4 billion in refinancings during his tenure, providing Caesars with additional financial flexibility. For those contributions, we are grateful. All of us at Caesars wish Harry the best in his future endeavors,” said Caesars President and Chief Executive Officer Wallace R. Barr.

Hagerty said he decided to resign as he entered the final year of his three-year contract to afford Barr the opportunity to name his own chief financial officer. Hagerty was appointed to his position by Barr’s predecessor.

“Caesars is a great company with great people, and I’m proud to have shared in its accomplishments during my time here.  I’m also mindful of Wally’s right to build his own senior management team and I wish them all the best.  For myself, I’m looking forward to finding a new opportunity where I can put my skills to good use,” Hagerty said.

The company expects to name a replacement for Hagerty shortly, subject to regulatory notifications and approvals.

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3930 Howard Hughes Parkway • Las Vegas, Nevada 89109 • 702.699.5000 • www.caesars.com

About Caesars Entertainment

Caesars Entertainment, Inc. (NYSE: CZR) is one of the world’s leading gaming companies. With $4.5 billion in annual net revenue, 29 properties on four continents, 29,000 hotel rooms, two million square feet of casino space and 55,000 employees, the Caesars portfolio is among the strongest in the industry. Caesars casino resorts operate under the Caesars, Bally’s, Flamingo, Grand Casinos, Hilton and Paris brand names. The company has its corporate headquarters in Las Vegas.

Additional information on Caesars Entertainment can be accessed through the company’s web site at www.caesars.com ..

NOTE:  This press release contains “forward-looking statements” within the meaning of the federal securities law, which are intended to qualify for the safe harbor from liability provided thereunder. All statements which are not historical statements of fact are “forward-looking statements” for purposes of these provisions and are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements include the naming of a new chief financial officer. Additional information concerning potential risk factors that could affect the company’s future performance are described from time to time in the company’s reports filed with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2003 and the report on Form 10-Q for the quarter ended March 31, 2004. The reports may be viewed free of charge at the following website: www.sec.gov. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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